UNITED STATES                              OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION      OMB Number:                    3235-0058
      WASHINGTON, D.C. 20549            Expires:                    May 31, 1997
                                        Estimated average burden
            FORM 12b-25                 hours per response ...............  2.50
    NOTIFICATION OF LATE FILING                     SEC FILE NUMBER:
                                                        0-13042
                                                     CUSIP NUMBER:
                                                      4566D 10 4



(CHECK ONE):  [X]  Form 10-K [ ]  Form 20-F [ ]  Form 11-K
              [ ]  Form 10-Q [ ]  Form N-SAR

                  For Period Ended: April 30, 1997

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:______________________________

  READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a aportion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Infinite Graphics Incorporated
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Full Name of Registrant

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Former Name if Applicable

4611 East Lake Street
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Address of Principal Executive Office (STREET AND NUMBER)

Minneapolis, MN  55406
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;

     (b) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

Difficulty in verifing sales tax accruals and conflicts in scheduling have delayed final review and approval.
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                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                                        SEC 1344

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                     Jim Belfiori                  612           728-1322
         -----------------------------------   -----------  ------------------
                        (Name)                 (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                         [X]  Yes     [ ]  No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         [ ]  Yes     [X]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Infinite Graphics Incorporated
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     July 28, 1997                 By /s/ CLIFFORD F. STRITCH
    ------------------------------        --------------------------------------
                                          Clifford F. Stritch
                                          Chief Executive Officer